Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2009 THIRD QUARTER

AND NINE-MONTH FINANCIAL RESULTS

2009 Third Quarter and Year-to-Date Highlights

*	The Company had 96,300 policies-in-force at September 30, 2009, reflecting increases of 35% over September 30, 2008, and 20% since January 1, 2009

*	Gross premiums written decreased 8% over last year’s third quarter to $33.4 million, and increased 20% year-to-date over 2008

*	Overall rate increase of 12.7% for United’s homeowner product became effective on September 15, 2009

*	Book value per share increased 17% to $4.77 at September 30, 2009, compared to $4.07 at December 31, 2008

*	Quarterly dividend of $0.05 per share was approved by the Board of Directors and will be payable on December 15, 2009 to shareholders of record on November 30, 2009

St. Petersburg, FL – November 12, 2009: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or “the Company”), a property and casualty insurance holding company, today reported its unaudited financial results for the three- and nine-month periods ended September 30, 2009.

For the third quarter, United reported a net loss of approximately $734,000, or $0.07 per diluted share, compared to recording net income of $8.9 million, or $0.75 per diluted share, during the same period last year. For the nine months ended September 30, 2009, United generated net income of $5.2 million, or $0.50 per diluted share, compared to generating net income of $26.6 million, or $2.26 per diluted share, during the same period last year.

“Our results reflect a significant increase in reinsurance costs coupled with lower average premiums resulting from the state-mandated wind mitigation credits,” said Don Cronin, United’s CEO. The Company took actions to offset the increase in reinsurance costs. United slowed the writing of new policies in the third quarter to control risk exposure that had increased as a result of rapid policy growth late in 2008 and early in 2009. The Company also filed for an additional 14.3% rate increase to become effective in January 2010, which is currently pending with the Florida Office of Insurance Regulation (“OIR”). “We believe that our persistent efforts to manage our risk exposure and to maintain stringent underwriting criteria will reinforce our ability to generate long-term growth and profitability in our business, and allow us to better serve our policyholders going forward,” said Mr. Cronin.

A 12.7% average rate increase, which the OIR already approved, became effective in mid-September for the Company’s homeowner product. While the increase had a minimal impact on the Company’s third quarter results, United expects that the rate increase will have a greater impact on its results over the next three fiscal quarters as the Company writes new policies and renews existing policies.

United Insurance Holdings Corp.	Page 2
November 12, 2009

Mr. Cronin added, “The implementation of the rate increase began to filter through to our policyholders, and we returned to profitability in September and in the early weeks of the current fourth quarter. While the sharp increase in reinsurance costs has affected our short-term profitability, we believe that these rate increases will allow us to remain on solid financial footing and adapt to a changing insurance market in Florida.”

2009 Third Quarter Financial Review

•	Gross written premiums decreased to $33.4 million from $36.2 million in the prior year period, resulting from a planned reduction in new business due to risk-exposure management.

•

Net premiums earned decreased to $18.4 million from $20.1 million in the third quarter of 2008 due to the decrease in gross written premiums and the increase in reinsurance costs. Monthly reinsurance costs have increased by $2.7 million since the Company entered into its reinsurance contracts for the 2009 storm season in June 2009.

•	The Company recorded approximately $2.2 million of policy assumption bonuses from Citizens during the third quarter of 2008, while recording no such bonuses in 2009.

•	Policy acquisition costs increased to $6.1 million in the third quarter of 2009 compared to $4.2 million in the prior year period as a result of an increase in gross earned premiums.

•

Other income decreased by approximately $2.6 million. In the third quarter of 2008, the Company reversed a $2.6 million liability related to a put option tied to the membership units of one of its subsidiaries. The put option ceased to exist by operation of law as a result of the merger with FMG Acquisition Corp.

•

As a result of the aforementioned factors, the Company reported a net loss of $734,000, or $0.07 per diluted share, for the third quarter of 2009, compared to net income of $8.9 million, or $0.75 per diluted share, reported during the same period last year.

2009 Nine Month Financial Review

•	Gross written premiums increased to $128.5 million from $106.8 million in the prior year period, primarily resulting from the growth in new business and improved policy retention.

•	Losses and LAE increased by $6.0 million to $30.9 million as a result of a few large, non-routine fire losses, as well as an increase in roof-damage claims that occurred during the second quarter.

•	Policy acquisition costs increased to $16.6 million from $12.8 million in the prior period resulting from the significant growth in new policies and an increase in gross earned premiums.

•	The Company recorded approximately $6.4 million of policy assumption bonuses from Citizens during the nine months ended September 30, 2008, while recording no such bonuses in 2009.

•	In the first quarter of 2009, United incurred an other-than-temporary impairment charge of $1.9 million related to certain equity investments.

•

Other income decreased by approximately $2.6 million. In the third quarter of 2008, the Company reversed a $2.6 million liability related to a put option tied to the membership units of one of its subsidiaries. The put option ceased to exist by operation of law as a result of the merger with FMG Acquisition Corp.

United Insurance Holdings Corp.	Page 3
November 12, 2009

•

As a result of the aforementioned factors, United reported net income of $5.2 million, or $0.50 per diluted share, for the nine months ended September 30, 2009, compared to net income of $26.6 million, or $2.26 per diluted share, during the same period last year.

Balance Sheet Highlights

United’s cash and investment holdings totaled $194.7 million at September 30, 2009, compared to $157.9 million at December 31, 2008. United’s cash and investment holdings consist primarily of investments in high-quality money market instruments, securities of the U.S. Government and its agencies and high-quality corporate debt. Fixed maturities represented approximately 93% of United’s total investments at September 30, 2009, and at December 31, 2008.

Conference Call

The Company will hold its quarterly conference call to discuss these results on Friday, November 13, 2009, at 10:00 a.m. EDT.

The dial-in numbers are:

(866) 861-6730 (US)

(706) 679-0882 (International)

A recorded replay of the call will be available until 11:00 p.m. EDT on November 18, 2009. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 37854560 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling/fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: our ability to obtain approval for a rate adjustment from the Florida Office of Insurance Regulation, the impact of reinsurance costs on our operating results and the outlook for our business. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance,

United Insurance Holdings Corp.	Page 4
November 12, 2009

assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

### #### ###

CONTACT: -OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.	The Equity Group Inc.
Don Cronin	Adam Prior
Chief Executive Officer	Vice President
(727) 895-7737 / dcronin@upcic.com	(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

United Insurance Holdings Corp.	Page 5
November 12, 2009

Condensed Consolidated Statements of Income

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE:
Gross premiums written	$33,350	$36,200	$128,528	$106,808
Gross premiums ceded	(1,650)	(2,936)	(89,624)	(56,501)

Net premiums written	31,700	33,264	38,904	50,307
Decrease (increase) in net unearned premiums	(13,278)	(13,175)	22,955	10,067

Net premiums earned	18,422	20,089	61,859	60,374
Net investment income	1,033	1,695	3,716	5,049
Net realized investment gains	75	278	780	1,156
Other-than-temporary impairment of investments	—	—	(1,878)	—
Commission and fees	827	732	2,460	2,030
Policy assumption bonus	—	2,159	—	6,442
Other revenue	358	1,039	2,082	2,331

Total revenue	20,715	25,992	69,019	77,382

EXPENSES:
Losses and loss adjustment expenses	12,193	12,500	30,932	24,974
Policy acquisition costs	6,063	4,229	16,565	12,828
Operating and underwriting expenses	1,656	1,796	5,520	4,888
Salaries and wages	738	805	2,788	2,335
General and administrative expenses	669	(82)	2,652	2,296
Interest expense	823	497	2,360	1,963

Total expenses	22,142	19,745	60,817	49,284

Income (loss) before other income	(1,427)	6,247	8,202	28,098
Other income	—	2,564	—	2,564

Income (loss) before income taxes	(1,427)	8,811	8,202	30,662
Provision for (benefit from) income taxes	(693)	(67)	2,964	4,092

Net income (loss)	$(734)	$8,878	$5,238	$26,570

Weighted average shares outstanding
Basic	10,573,932	10,548,932	10,566,331	10,548,932

Diluted	10,573,932	11,830,069	10,566,331	11,782,273

Earnings per share
Basic	$(0.07)	$0.84	$0.50	$2.52

Diluted	$(0.07)	$0.75	$0.50	$2.26

Dividends declared per share	$—	$—	$0.10	$—

PRO FORMA COMPUTATION OF INCOME TAXES FOR HISTORICAL PERIOD PRIOR TO THE MERGER:

Historical income before income taxes		$8,811		$30,662
Pro forma provision for income taxes		3,399		11,828

Pro forma net income		$5,412		$18,834

Pro forma earnings per share
Basic		$0.51		$1.79

Diluted		$0.46		$1.60

United Insurance Holdings Corp.	Page 6
November 12, 2009

Condensed Consolidated Balance Sheets

In thousands, except share and par value amounts

	September 30,	December 31,
	2009	2008
	Unaudited
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$121,266	$117,694
Equity securities	8,722	8,224
Other long-term investments	300	300

Total investments	130,288	126,218

Cash and cash equivalents	64,461	31,689
Accrued investment income	1,093	1,392
Premiums receivable, net of allowances for credit losses of $359 and $305, respectively	10,173	10,216
Reinsurance recoverable on paid and unpaid losses	22,331	22,604
Prepaid reinsurance premiums	61,283	26,518
Deferred policy acquisition costs, net	11,232	9,075
Property and equipment at cost, net of accumulated depreciation and amortization of $312 and $254, respectively	249	294
Capitalized software, net of accumulated amortization of $224 and $53, respectively	1,192	1,232
Income taxes receivable	189	—
Deferred income tax assets, net	185	2,744
Other assets	1,156	1,139

Total Assets	$303,832	$233,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$42,242	$40,098
Unearned premiums	86,195	74,384
Reinsurance payable	64,727	16,694
Advance premiums	4,353	2,152
Accounts payable and accrued expenses	13,942	12,871
Income taxes payable	—	1,366
Other liabilities	291	1,326
Notes payable, net of unamortized debt discount of $997 and $1,304, respectively	41,610	41,303

Total Liabilities	253,360	190,194

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2009 and 2008	—	—

Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 and 10,548,932 issued and outstanding for 2009 and 2008, respectively	1	1
Additional paid-in capital	75	—
Accumulated other comprehensive income (loss)	1,799	(1,490)
Retained earnings	48,597	44,416

Total Stockholders’ Equity	50,472	42,927

Total Liabilities and Stockholders’ Equity	$303,832	$233,121